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                                                                    Exhibit 99.1

(PER-SE TECHNOLOGIES(R) LOGO)                                PER-SE TECHNOLOGIES
                                                          1145 Sanctuary Parkway
                                                                       Suite 200
                                                       Alpharetta, Georgia 30004

                                                                    877/73PER-SE
                                                                  www.per-se.com

Your Health Is The Bottom Line

                                                       PER-SE CONTACT:
                                                       Michele Howard
                                                       voice: 770/237-7827
                                                       investors@per-se.com

FOR IMMEDIATE RELEASE

                  PER-SE TECHNOLOGIES COMPLETES ACQUISITION OF
                              NDCHEALTH CORPORATION

ALPHARETTA, GA. - JANUARY 6, 2006 - Per-Se Technologies, Inc. (Nasdaq: PSTI) today announced the successful completion of its acquisition of NDCHealth Corporation (NYSE: NDC).

NDCHealth stockholders will receive $14.05 in cash and 0.2253 of Per-Se common stock for each share of NDCHealth. The amount of Per-Se common stock is based on the weighted average volume sales price of Per-Se common stock (as traded on the Nasdaq National Market) for the 20 consecutive full trading days ending on the third trading day prior to, but not including, the closing date of the merger (January 6, 2006). The weighted average volume sales price of Per-Se common stock for this period was $24.188. The trading of NDCHealth common stock will be suspended before the opening of the market on January 9, 2006.

As approved by Per-Se stockholders on January 5, 2006, the Company issued $200 million, or approximately 8.3 million shares, of common stock in connection with the acquisition. The Company also secured financing in the form of a new senior credit facility consisting of a $435 million Term Loan B and a $50 million revolving credit facility. The Term Loan B bears interest at a rate of LIBOR plus 2.25% and matures in seven years. The revolving credit facility has an interest rate that varies between LIBOR plus 1.50% and LIBOR plus 2.50%, based on performance, and matures in five years. The Company has incurred no borrowings under the revolving credit facility. All outstanding debt of NDCHealth was retired in connection with the closing of the transaction.

ACQUISITION EXPECTED TO BE EARNINGS AND CASH FLOW ACCRETIVE IN 2006

Per-Se expects to provide financial guidance on the combined company when it releases fourth quarter 2005 earnings in early March 2006. Per-Se continues to expect that its acquisition of NDCHealth will be accretive to diluted earnings per share and significantly accretive to cash flow per share in 2006.

As part of the transaction, Wolters Kluwer, based in Amsterdam, the Netherlands, purchased the pharmaceutical information management business from NDCHealth.

                                     -more-

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                                                                    NEWS RELEASE
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ABOUT PER-SE TECHNOLOGIES

Per-Se Technologies (Nasdaq: PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se enable healthcare providers to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare. Per-Se's Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information about Alpharetta, Georgia-based Per-Se is available at www.per-se.com.

SAFE HARBOR STATEMENT

This press release contains statements that constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of management of both companies. There are a number of risks and uncertainties that could cause actual results to differ materially from the expectations of management. You are encouraged to consult the filings which Per-Se makes with the Securities and Exchange Commission for more information concerning such risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

                                      # # #

Editor's note: Per-Se Technologies is a registered trademark of Per-Se Technologies, Inc. All other trademarks are the property of their respective owners.